Exhibit 99.1

           VaxGen to Receive $11M, Release From Potential Liabilities
                Under Settlement Agreement with U.S. Government;
                       Conference Call Scheduled for Today

      South San Francisco, Calif. - April 5, 2007 - VaxGen Inc. (Pink Sheets:
VXGN.PK) announced today that it has signed a settlement agreement with the U.S. Department of Health and Human Services (HHS) that releases both parties from all liabilities associated with the company's government contracts to develop and deliver a next-generation anthrax vaccine. As part of the settlement agreement, the National Institute of Allergy and Infectious Diseases (NIAID), an HHS agency, has agreed to pay VaxGen $11 million under a development contract awarded to the company in September 2003.

      The NIAID payment would bring the company's cash, cash equivalents and short-term investments to approximately $91 million based on the company's current cash balance. VaxGen expects to receive the NIAID payment within 30 days.

      The company's current monthly cash used in operating activities is below $3 million. VaxGen expects its monthly cash used in operating activities to decline to less than $2.5 million by the end of the second quarter.

      The mutual release of potential liabilities extinguishes the government's right to hold VaxGen liable for the excess costs of procuring an anthrax vaccine that is the same or similar to the one VaxGen is developing. Excess procurement costs in this case would have been the difference between the price of VaxGen's vaccine candidate and one purchased at a higher cost from another supplier, had HHS been able to find another supplier with a qualified vaccine.

      "Although we believed that the possibility of being charged for excess procurement costs was highly unlikely, we are pleased to have removed this contingent liability and the potential for it interfering with our pursuit of a strategic transaction," said James P. Panek, VaxGen's President and Chief Executive Officer.

      The settlement agreement applies to all of VaxGen's anthrax vaccine contracts, including two development contracts awarded by NIAID in September 2002 and September 2003, and to an $877.5 million vaccine stockpile contract awarded by HHS in November 2004. The parties agreed to terminate the 2003 NIAID contract and convert HHS's December 2006 termination of the stockpile contract to a termination for convenience from a termination for default.

      The agreement gives VaxGen the right to access and use the research results, reports and data developed by VaxGen under its NIAID contracts and information


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developed by HHS and its contractors through animal studies involving VaxGen's anthrax vaccine. These rights are subject to contractual disclosure and right of authorship restrictions. VaxGen is seeking to sell or license its anthrax vaccine program to a third party.

      Conference Call

      VaxGen will hold a conference call today at 1:30 p.m., Pacific, 4:30 p.m. Eastern, to discuss the agreement with HHS and the company's strategic initiatives.

      To listen to a live webcast of the presentation, go to Webcasts in the Investor Relations section of VaxGen's web site at www.vaxgen.com and click on "HHS Update". Use the following numbers to access the call via telephone.

      Live
      Domestic:      (800) 374-0113 (no passcode required)
      International: (706) 758-9607

      Replay
      Domestic:      (800) 642-1687
      International: (706) 645-9291
      Passcode:      5010490

      VaxGen is a biopharmaceutical company based in South San Francisco, California. For more information, please visit the company's web site at www.vaxgen.com.

Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include, without limitation, statements regarding VaxGen's projected net cash used in operating activities and the results, timing and progress of completing the sale or licensure of the company's anthrax vaccine program to a third party. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contact:
Lance Ignon
Vice President, Corporate Affairs
(650) 624-1016 or (650) 624-2494


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